EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-114149, 333-123495, 333-132583, 333-141376, 333-149703, and 333-158160) of Cutera, Inc. of our report dated March 15, 2012 relating to the consolidated financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Jose, California
March 15, 2013